Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, WalshCOMM
602.957.9779 or
John Furman, GameTech
775.850.6100

GameTech Reports First Quarter Financial Results

RENO, Nev., (March 9, 2005) — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced financial results for the Company’s first fiscal quarter ended January 31, 2005. Revenues for the quarter were $12.3 million compared with $12.6 million for the comparable quarter in 2004. Income before provision for income taxes was $2,000 compared with a loss of ($25,000) for the comparable quarter in 2004. After-tax net income for the three months was $1,000, equal to less than $0.01 per diluted share, compared with the previous year’s first quarter after tax net loss of ($15,000), or less than $0.01 per diluted share.

The Company’s gross margin for the quarter improved nearly 1% over the comparable quarter in 2004. Reductions in operating expenses provided an additional $53,000, or 0.8%, enhancement in overall Company performance over the comparable period in 2004. Depreciation and amortization was $3.1 million for the current quarter compared with $2.7 million for the prior year quarter. The increase in the current quarter depreciation resulted primarily from the increase in the number of Traveler™ terminals as compared with the prior year.

John Furman, President and Chief Executive Officer, stated, “I am pleased that the Company’s income before taxes for the quarter improved over the comparable period in the prior year as a result of aggressive cost-containment initiatives. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the quarter improved to nearly $3.0 million from $2.7 million in the first quarter of last year, further validating our improved operating performance.”

“Revenues were down in the current quarter due primarily to the loss of a significant customer account in the last quarter of our prior fiscal year. An unfavorable legislative change in the state of Oklahoma occurred at the start of our first fiscal quarter.

Oklahoma enacted legislation that permits casino-style gaming devices. This will have the effect of reducing the demand for electronic bingo gaming in general. The expected loss of substantial Oklahoma business, combined with the loss of the customer account, will likely result in revenue for fiscal year 2005 being less than that for fiscal 2004. However, we believe that our positive revenue initiatives will reduce the net negative revenue impact to approximately $2 million for the year.”

“The rollout of new products, along with a renewed company-wide emphasis on customer service, will be instrumental in achieving our revenue goals,” said Furman. “In addition, we have been aggressively pursuing our previously announced plans to grow through strategic relationships. I remain optimistic about these internal and external growth opportunities that we initiated beginning in the fourth quarter of last fiscal year. Our efforts are focused on both increasing our existing customer base and expanding into new product markets.”

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed-base terminals and turnkey accounting and management software. The Company supports its bingo operator customers with products that typically increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include new product and product feature developments, the success of the strategic initiatives, and expectations of the financial growth and operating results of the Company, including revenue, profitability, and income expectations for the current fiscal year. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements contained herein. Such factors include those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2004.

-more-

GAMETECH INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2005	2004
	(Unaudited)
Revenues	$12,320	$12,615
Cost of revenues:	5,470	5,710

Gross profit	6,850	6,905
Operating expenses:
General and administrative:	2,741	2,780
Sales and marketing:	3,059	3,035
Research and development:	1,083	1,121

	6,883	6,936

Income (loss) from operations:	(33)	(31)
Interest income and other income (expense), net:	35	6

Income (loss) before provision for income taxes:	2	(25)
Provision (benefit) for income taxes:	1	(10)

Net income (loss):	$1	$(15)

Basic net income (loss) per share:	$(0.00)	$(0.00)

Diluted net income (loss) per share:	$(0.00)	$(0.00)

Shares used in the calculation of net income per share:
Basic	11,846,327	11,737,439

Diluted	11,949,718	11,737,439

Balance Sheet Data

	January 31,	October 31,
	2005	2004
	(unaudited)	(audited)
Cash and equivalents	$4,926	$6,101
Short-term investments	2,616	2,605
Total current assets	14,547	15,327
Total assets	50,290	51,679
Total current liabilities	8,686	10,118
Total liabilities	9,775	11,009
Total stockholders’ equity	40,515	40,670
Total liabilities and stockholders’ equity	50,290	51,679

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because of the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net income to EDITDA

(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2005	2004
	(Unaudited)
Net income (loss):	$1	$(15)
Add back:
Amortization and depreciation	3,074	2,730
Interest income and other (income) expense, net	(35)	(6)
Income tax expense (benefit)	1	(10)

EBITDA	$3,041	$2,699

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